Exhibit 99.01

Planet Payment Announces Third Quarter 2014 Results

Long Beach, NY; November 6, 2014 - Planet Payment, Inc. (NASDAQ:PLPM), a leading provider of international payment and transaction processing and multi-currency processing services, announces today its results for the three months ended September 30, 2014.

Financial Highlights for the Quarter Ended September 30, 2014

•                  Net revenue for the period increased approximately 8% to $11.3 million compared to $10.5 million in the third quarter of 2013.

•                  Net income for the period was $0.5 million compared to a net loss of ($0.8) million in the third quarter of 2013.

•                  Adjusted EBITDA for the period was $2.2 million compared to $0.2 million in the third quarter of 2013. (See Table 1 for reconciliation of net income (loss) to Adjusted EBITDA).

•                  Settled multi-currency dollar volume processed totaled approximately $585 million (2013: $560 million) (See Table 3 for explanation of this metric)

•                  Total active merchant locations increased by 100% to approximately 93,000 (2013: approx. 46,000) (See Table 3 for explanation of this metric).

•                  Total settled dollar volume processed increased 22% to $2.1 billion (2013: $1.7 billion) and total settled transactions processed increased 75% to 26.5 million (2013: 15.1 million). (See Table 3 for explanation of these metrics).

Operational Highlights for the Quarter Ended September 30, 2014

•                  Continued expansion of UPOP ecommerce solution for domestic and multi-currency UnionPay acquiring and processing services.

•                  Continued rollout of Pay in Your Currency services to over 5,000 ATM’s in the United States, with Payment Alliance International.

•                  Launched Pay in Your Currency services with Columbia Data Services to their network of ATMs in the Unites States.

•                  Launched support for UnionPay card processing in Macau with BESOR.

•                  Rollout of Pay in Your Currency solution in hotels, restaurants and retail establishments (including MICROS Payment Gateway Support) in Asia Pacific, Middle East and North and South America.

Outlook for Fiscal Year 2014

The Company amends its fiscal year 2014 as follows:

•                  Net revenue estimated to be in the range of $48.0 million to $49.0 million.

•                  Net income estimated to be in the range of $3.0 million to $4.0 million.

•                  Adjusted EBITDA estimated to be in the range of $9.1 million to $10.1 million. (See Table 2 for reconciliation of prospective net income to Adjusted EBITDA).

•                  Fully diluted earnings per share estimated to be in the range of $0.05 to $0.07 based upon 56.0 million fully diluted common shares outstanding.

“We have made significant improvements to our business in a short period of time. We are profitable, we’re building cash, and we have strong partnerships with our customers and a pipeline of new acquirers who serve as a solid distribution channel.” said Carl Williams, President and CEO of Planet Payment. “While we have make solid progress on both the sales and profitability fronts, our quarterly results and guidance for the year reflect slower revenue growth than what we had anticipated earlier in the year”

Conference Call

The Company will host a conference call to discuss third quarter 2014 financial results today at 5:00 pm New York time.  Carl Williams, Chief Executive Officer and President, and Robert Cox, Chief Financial Officer and Chief Operating Officer will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 407-3982, or for international callers (201) 493-6780.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13594112.  The replay will be available until our next earnings call on our website or via telephone until Thursday, November 13, 2014.

Additional analysis of the Company’s performance can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Quarterly Report on Form 10-Q to be filed at www.sec.gov and posted on the Company’s investor relations website.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’. All statements other than statements of historical facts included herein, including, without limitation, those set forth in “Outlook for Fiscal Year 2014” and those regarding the financial position, business strategy, plans, trends, and objectives of management for future operations of both Planet Payment and its business partners, financial growth, estimated net revenue, net income, Adjusted EBITDA, diluted earnings per share, estimated fully diluted common shares outstanding, future service launches with customers in existing and new markets and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all, regulatory changes and changes in card association regulations and practices, changes in domestic and international economic conditions and changes in volume of international travel and commerce and others. Additional risks may arise, with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Quarterly Report on Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc. Robert Cox, CFO and COO	Tel: + 1 516 670 3200 www.planetpayment.com

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this announcement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense from options and restricted stock and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Historical Net Income (Loss) to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
ADJUSTED EBITDA:
Net income (loss)	$468,125	$(808,554)	$1,198,249	$(131,947)
Interest expense	15,201	21,394	47,187	50,305
Interest income	(1,245)	(278)	(1,708)	(802)
Provision (benefit) for income taxes	112,543	(33,617)	306,238	34,950
Depreciation and amortization	830,760	718,116	2,308,057	2,123,152
Stock-based compensation expense	276,680	315,968	827,340	864,924
Restructuring charges	512,589	—	1,195,556	—
Adjusted EBITDA (non-GAAP)	$2,214,653	$213,029	$5,880,919	$2,940,582

Table 2. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2014

	Range
	Millions

ADJUSTED EBITDA:
Net income	$3.0	$4.0
Interest expense	0.1	0.1
Interest income	0.0	0.0
Provision for income taxes	0.6	0.6
Depreciation and amortization	3.0	3.0
Stock-based compensation expense	1.2	1.2
Restructuring charges	1.2	1.2
Adjusted EBITDA (non-GAAP)	$9.1	$10.1

Table 3. Explanation of Key Metrics

The following is a table consisting of non-GAAP financial measures and certain other business statistics that management monitors:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
KEY METRICS:
Consolidated gross billings(1)	$28,949,503	$26,598,328	$92,419,389	$89,507,161
Total settled dollar volume processed(2)	$2,065,917,621	$1,693,086,504	$6,165,629,259	$5,124,389,640
Total active merchant locations (at period end)(3)	92,746	46,272	92,746	46,272
Total settled transactions processed(4)	26,539,189	15,154,838	76,869,565	43,215,992
Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	46,256	24,106	46,256	24,106
Settled transactions processed(5)	3,229,780	2,983,102	9,695,210	9,042,446
Gross foreign currency mark-up(6)	$24,707,303	$22,684,621	$80,681,448	$77,020,644
Settled dollar volume processed(7)	$585,154,217	$560,228,417	$1,925,853,201	$1,895,901,344
Average net mark-up percentage on settled dollar volume processed(8)	1.14%	1.17%	1.12%	1.15%
Payment processing services key metrics:
Active merchant locations (at period end)(3)	46,510	22,189	46,510	22,189
Payment processing services revenue(9)	$4,242,200	$3,913,707	$11,737,941	$12,486,517
Settled transactions processed(10)	23,309,409	12,171,736	67,174,355	34,173,546
Settled dollar volume processed(11)	$1,480,763,404	$1,132,858,087	$4,239,776,058	$3,228,488,296

(1)                                 Represents gross foreign currency mark-up (see footnote 6) plus payment processing services revenue (see footnote 9).

(2)                                 Represents total settled dollar volume processed through both our multi-currency and payment processing services.

(3)                                 We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date. The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of September 30, 2014 and 2013, there were 20 and 23 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.

(4)                                 Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups).

(5)                                 Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations, rate look-ups).

(6)                                 Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.

(7)                                 Represents the total settled dollar volume processed using our multi-currency processing services.

(8)                                 Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking total multi-currency processing services net revenue ($7.1 million and $6.6 million for the three months ended September 30, 2014 and 2013, respectively, and $22.6 million and $21.8 million for the nine months ended September 30, 2014 and 2013, respectively) and dividing by settled dollar volume processed (see footnote 7).  For purposes of calculating “Average net mark-up percentage on settled dollar volume processed”, multi-currency processing services revenue includes revenue related to multi-currency transactions only.

(9)                                 Represents revenue earned and reported on payment processing services.

(10)                          Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups).

(11)                          Represents the total settled dollar volume processed using our payment processing services.

Planet Payment, Inc.

Condensed Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2014	2013
	(unaudited)
Current assets:
Cash and cash equivalents	$8,745,476	$6,572,468
Restricted cash	4,542,734	3,471,023
Accounts receivable, net of allowances of $0.2 million as of September 30, 2014 and December 31, 2013	5,757,686	6,016,296
Prepaid expenses and other assets	1,396,690	1,457,660
Total current assets	20,442,586	17,517,447
Other assets:
Restricted cash	430,992	446,044
Property and equipment, net	2,266,778	2,198,640
Software development costs, net	4,710,241	4,904,415
Intangible assets, net	2,248,455	2,820,909
Goodwill	333,635	362,063
Security deposits and other assets	2,293,022	2,141,620
Total other assets	12,283,123	12,873,691
Total assets	$32,725,709	$30,391,138
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$438,619	$585,604
Accrued expenses	2,987,445	5,032,620
Due to merchants	4,464,134	3,018,900
Current portion of capital leases	511,236	466,010
Total current liabilities	8,401,434	9,103,134
Long-term liabilities:
Long-term portion of capital leases and deferred revenue	1,553,988	1,432,513
Total long-term liabilities	1,553,988	1,432,513
Total liabilities	9,955,422	10,535,647
Commitments and contingencies (Note 8)
Stockholders’ equity:
Convertible preferred stock— 10,000,000 shares authorized as of September 30, 2014 and December 31, 2013, $0.01 par value: Series A— 2,243,750 issued and outstanding as of September 30, 2014 and December 31, 2013; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of September 30, 2014 and December 31, 2013, $0.01 par value, and 55,808,613 and 55,037,488 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	558,086	550,375
Additional paid-in capital	102,951,649	101,038,685
Accumulated other comprehensive (loss) income	(68,897)	135,231
Accumulated deficit	(80,692,989)	(81,891,238)
Total stockholders’ equity	22,770,287	19,855,491
Total liabilities and stockholders’ equity	$32,725,709	$30,391,138

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Net revenue	$11,312,303	$10,472,912	$34,372,025	$34,323,638
Operating expenses:
Cost of revenue:
Payment processing services fees	2,613,327	2,742,520	7,507,005	8,293,744
Processing and service costs	3,222,608	3,230,876	10,182,522	9,585,178
Total cost of revenue	5,835,935	5,973,396	17,689,527	17,878,922
Selling, general and administrative expenses	4,369,155	5,320,571	13,953,925	16,492,210
Restructuring charges	512,589	—	1,195,556	—
Total operating expenses	10,717,679	11,293,967	32,839,008	34,371,132
Income (loss) from operations	594,624	(821,055)	1,533,017	(47,494)
Other (expense) income:
Interest expense	(15,201)	(21,394)	(47,187)	(50,305)
Interest income	1,245	278	1,708	802
Other income	—	—	16,949	—
Total other expense, net	(13,956)	(21,116)	(28,530)	(49,503)
Income (loss) before (provision) benefit for income taxes	580,668	(842,171)	1,504,487	(96,997)
(Provision) benefit for income taxes	(112,543)	33,617	(306,238)	(34,950)
Net income (loss)	$468,125	$(808,554)	$1,198,249	$(131,947)
Basic net income (loss) per share applicable to common stockholders	$0.01	$(0.02)	$0.02	$(0.00)
Diluted net income (loss) per share applicable to common stockholders	$0.01	$(0.02)	$0.02	$(0.00)
Weighted average common stock outstanding (basic)	54,141,669	53,051,626	53,855,361	52,888,734
Weighted average common stock outstanding (diluted)	54,977,485	53,051,626	55,263,634	52,888,734

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,198,249	$(131,947)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	951,390	864,924
Depreciation and amortization expense	2,308,057	2,123,152
Provision for doubtful accounts	29,133	259,443
Disposal of property and equipment	—	4,979
Gain on insurance settlement	—	(301,281)
Changes in operating assets and liabilities:
Decrease (increase) in settlement assets	938,937	(5,869)
Decrease (increase) in accounts receivables, prepaid expenses and other current assets	317,807	(1,038,277)
Increase in security deposits and other assets	(178,762)	(604,914)
Decrease in accounts payable and accrued expenses	(2,074,287)	(777,209)
Decrease in due to merchants	(565,414)	(194,984)
Other	(37,127)	(22,082)
Net cash provided by operating activities	2,887, 983	175,935
Cash flows from investing activities:
Insurance proceeds	—	401,281
Increase in restricted cash	(1,995,596)	(9,954)
Increase in merchant reserves	2,010,648	—
Purchase of property and equipment	(100,935)	(761,372)
Capitalized software development	(1,037,978)	(1,132,921)
Purchase of intangible assets	(106,264)	(99,107)
Net cash used in investing activities	(1,230,125)	(1,602,073)
Cash flows from financing activities:
Proceeds from the issuance of common stock	934,032	483,184
Principal payments on capital lease obligations	(418,882)	(344,297)
Net cash provided by financing activities	515,150	138,887
Effect of exchange rate changes on cash and cash equivalents(*)	—	—
Net increase (decrease) in cash and cash equivalents	2,173,008	(1,287,251)
Beginning of period	6,572,468	6,002,457
End of period	$8,745,476	$4,715,206
Supplemental disclosure:
Cash paid for:
Interest	$48,898	$48,431
Income taxes	598,511	294,687
Non-cash investing and financing activities:
Assets acquired under capital leases	$429,611	$561,469
Accrued capitalized hardware, software and fixed assets	32,937	50,828
Capitalized stock-based compensation	40,415	40,303

(*)                                 For the nine months ended September 30, 2014 and 2013, the effect of exchange rate changes on cash and cash equivalents was inconsequential.

The accompanying notes are an integral part of these financial statements

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 93,000 active merchant locations in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force.  The Company provides banks and their merchants with innovative services to accept, process and reconcile electronic payments.  The Company’s point-of-sale and e-commerce services are integrated within the payment card transaction process enabling its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels.  The Company’s ATM services provide its domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction.  The Company also offers non-financial transaction processing services that allow merchants to offer a range of commercial services including pre-paid mobile phone top-up, bill payments and insurance premium payments, using the same point-of-sale devices deployed to accept payment cards.  The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Basis of presentation

The unaudited condensed consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying unaudited condensed consolidated interim financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Unaudited condensed consolidated interim financial information

The accompanying unaudited condensed consolidated interim financial statements as of September 30, 2014 and for the periods ended September 30, 2014 and 2013 have been prepared on the same basis as the annual consolidated financial statements. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair presentation of the statement of operations, financial position and cash flows. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Operating results for the interim period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.  The December 31, 2013 balance sheet information has been derived from the audited financial statements at that date. Certain information and disclosures normally included in annual consolidated financial statements have been omitted pursuant to the rules and regulation of the Securities and Exchange Commission, or SEC.